EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER MNP

[ON MORRISON & FOERSTER MNP LETTERHEAD]

1 December 2005

Cambridge Antibody Technology Group plc

Milstein Building

Granta Park

Cambridge CB1 6GH

United Kingdom

Re:	The Cambridge Antibody Technology Group plc Company Share Option Plan
The Cambridge Antibody Technology Group plc Executive Incentive Plan

Dear Sirs

You have requested our opinion with respect to certain matters of English law in relation to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cambridge Antibody Technology Group plc (“CAT”) with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of up to 325,000 ordinary shares of 10p each in CAT (the “Shares”) offered pursuant to the provisions of CAT’s Company Share Option Plan and Executive Incentive Plan (the “Plans”). As your English legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken in connection with the issue of the Shares.

It is our opinion that, upon completion of the proceedings being taken or to be taken prior to issue of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the United States and the various states in the United States and in the United Kingdom, where required, the Shares when issued in accordance with the terms of the Plans will be legally and validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of England and Wales and we do not express any opinion herein concerning any other law.

We consent to the filing of this Opinion as an exhibit to the Registration Statement.

Yours faithfully

/s/    Morrison & Foerster MNP